Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 4th day of June, 2008, by and between Distributed Energy Systems Corp., a Delaware corporation and about to be a debtor-in-possession, having a principal business address of 10 Technology Drive, Wallingford, Connecticut 06492 (the “Seller”), and F9 Investments, LLC, a Florida Limited Liability Corporation, having a principal business address of 16 Palm Avenue, Miami Beach, FL 33139 (the “Purchaser”).

RECITALS

WHEREAS, Proton Energy Systems, Inc. (“Proton”) is a wholly owned subsidiary of Seller; and

WHEREAS, Proton develops and sells on-site hydrogen gas delivery systems, hydrogen generation systems and regenerative fuel cell products (the “Business”);

WHEREAS, on or about June 5, 2008, Seller has commenced a case, Case No. 08-11101 (the “Bankruptcy Case”), under Chapter 11 of Title 11 of the Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, Proton operates its business at its Wallingford Property (as defined below), which it owns through its wholly owned subsidiary Technology Drive, LLC; and

WHEREAS, on the terms and conditions contained in this Agreement, and subject to the approval of the Bankruptcy Court and the receipt of higher or better offers in accordance with bidding procedures to be approved by the Bankruptcy Court, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the outstanding capital stock of Proton (the “Shares”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Definitions And References

Section 1.1. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I.

“Affiliate” means a Person which controls, is in common control with or is controlled by, another Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, all provisions of common or statutory laws, statutes, ordinances, rules, regulations, permits, certificates, judgments or orders of any Governmental Authority applicable to such Person.

“Approval Order” means the order of the Bankruptcy Court approving this Agreement and the sale by the Seller to Purchaser of the Shares substantially in the form attached hereto as Exhibit A.

“Auction” has the meaning set forth in Section 5.2(a).

“Balance Sheet” has the meaning set forth in Section 4.2(h).

“Bankruptcy Case” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or a day on which the commercial banks in New York, New York are required or permitted to be closed.

“Claims” has the meaning set forth in Section 2.1.

“Closing” means the consummation of the sale of the Shares to Purchaser pursuant to Section 3.2 hereof.

“Closing Date” means the date upon which a Closing occurs as set forth in Section 3.2 of this Agreement.

“Closing Working Capital” has the meaning set forth in Section 3.7(a).

“Competing Offer” has the meaning set forth in Section 5.2(a).

“Connecticut Transfer Act” means The Connecticut Transfer Act, C.G.S. Section 22a-134 et seq.

“Contracts” means any written or unwritten agreements, documents, contracts, contract rights, grants, leases, subleases, indentures, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, arrangements, obligations, commitments or similar understandings.

“Encumbrances” shall mean any mortgage, pledge, lien (statutory or otherwise), security interest, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature.

“Environmental and Safety Requirements” means all current or future civil and criminal Applicable Laws, Orders and obligations concerning public health and safety, worker health and safety, and pollution, protection and restoration of the environment and natural resources, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Substances.

“Final Working Capital” has the meaning set forth in Section 3.7(e).

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Article 4.2(h) were prepared.

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a Federal, state or local level and whether quasi-state, statutorily-created investment fund, executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Hazardous Substances” means all materials, wastes, chemicals or substances defined by, or regulated under, any Applicable Law as a hazardous waste, hazardous material, hazardous substance, hazardous constituents, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, toxic substance or words of similar meaning and regulatory effect under any applicable Environmental and Safety Requirements, including, without limitation, asbestos, lead paint, toxic mold, radon, polychlorinated biphenyls, infectious waste, pesticides, petroleum products or byproducts or radiation

“Indebtedness” means with respect to any Person, without duplication (i) all obligations for borrowed money, including, without limitation, all obligations evidenced by notes or similar instruments, (ii) all obligations issued or assumed as the deferred purchase price of property or services, (iii) all capital lease obligations, (iv) all obligations secured by an Encumbrances, (v) all obligations to pay a specified purchase price for goods and services, whether or not delivered or accepted, (vi) all obligations in respect to swap or hedge agreements or similar agreements, (vii) the principal component of all obligations, contingent or otherwise, in respect of letters of credit and bankers’ acceptances, (viii) all Contracts with any Governmental Authority containing obligations to repay funds or grants, and (ix) all guarantees of Indebtedness described in clauses (i) to (viii) above; provided, that Indebtedness will not include (a) trade payables, accrued expenses and intercompany liabilities arising in accordance with customary practices and in the ordinary course of business, and (b) prepaid or deferred revenue arising in accordance with customary practices and in the ordinary course of business.

“Intellectual Property Rights” means all industrial and intellectual property rights recognized under any Applicable Laws or international conventions or agreements, and in any country or jurisdiction in the world, including, without limitation, patents, patent applications, and patent rights, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, domain names, domain name applications and registrations, trade dress, logos and designs, trade names, brands, product configurations, and the goodwill connected with the foregoing, copyrights and copyright rights, copyrightable subject matter, copyright applications and registrations throughout the world for the full term thereof, including all renewals, mask works, know-how, business methods, franchises, licenses, trade secrets, confidential information, proprietary processes and technology, data bases, licenses, computer software (other than commercially available off-the-shelf third party software), source codes, inventions, discoveries, technical advances, and any manual, formulae and/or documentation constituting, describing or related to the foregoing.

“Intercompany Debt” means Indebtedness owed by either Proton or TD to the Seller, or by the Seller to either Proton or TD.

“Investment Bank” means Allen & Company.

“IPO Litigation” has the meaning set forth in Section 4.2(y)(v)(3).

“Knowledge” of Seller, Proton or TD means the actual knowledge (as of the date(s) of the relevant representation) of Bernard H. Cherry, Interim Chief Executive Officer of Seller, Peter J. Tallian, Chief Financial Officer of the Seller and Robert Friedland, President and Chief Operating Officer of Proton.

“Lease” means each of the leases for the occupancy of the Wallingford Property, together with all of Proton’s right, title and interest of whatever type or nature thereunder, including without limitation, all occupancy and possessory rights, and all rights to leasehold improvements, guarantees, insurance proceeds (exclusive of deductibles or self-insured retention amounts) credits, prepaid expenses, security deposits, subrent, refunds, escrow accounts, condemnation rights and awards and all proceeds therefrom, reciprocal easement agreements, nondisturbance agreements, development and other ancillary agreements relating to such leases, and all other interests of Proton thereunder.

“Liability” means any and all direct or indirect Indebtedness, losses, claims or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including (but not limited to) those arising under any Applicable Law and those arising under any Contract or otherwise, including, without limitation, (a) trade payables, accrued expenses and intercompany liabilities arising in accordance with customary practices and in the ordinary course of business, and (b) prepaid or deferred revenue arising in accordance with customary practices and in the ordinary course of business.

“Material Adverse Effect” means with respect to Proton, any change, development or event that has or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations, business, prospects, properties or condition (financial or otherwise) of Proton other than any change, development or event resulting from, arising out of or relating to (i) any act or omission of Proton taken with the prior written consent of the Purchaser, (ii) changes affecting Proton’s industry generally that do not materially and disproportionately adversely affect the Business as compared to other companies providing similar products to those of Proton, (iii) changes in the United States economy that do not materially and disproportionately adversely affect the Business as compared to other companies providing similar products to those of Proton, or (iv) any action approved by the Bankruptcy Court.

“Material Contracts” has the meaning set forth in Section 4.2(n).

“Net Working Capital” has the meaning set forth in Section 3.7(a).

“Permitted Encumbrances” means: (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable; (ii) Encumbrances of landlords and encumbrances of carriers and warehousemen and other similar Encumbrances arising in the ordinary course of business; (iii) all written leases, subleases, licenses and occupancy and/or use agreements affecting any real property (or any portion thereof); (iv) any state of facts as shown on the Surveys, in form and substance reasonably acceptable to the Purchaser, provided the same does not render title unmarketable; (v) Encumbrances, easements, rights-of-way, covenants, conditions, restrictions and other matters affecting title to real property which do not materially detract from the value of such real property or materially restrict (or otherwise materially interfere with) the use of such real property, in each case, based on the current use of such property and, and in each case, which does not secure any obligations to make payment and (vi) those matters shown as exceptions on any existing title policy for the Wallingford Property, a copy of which has been provided to the Purchaser, and any title commitment for the Wallingford Property obtained by Purchaser, which are reasonably acceptable to the Purchaser.

“Permits” means all licenses, certifications, approvals, registrations, consents, authorizations, franchises, qualifications, variances, exemptions, certificates of occupancy and other permits, consents, notices and approvals required by any Governmental Authority (including any pending applications for such licenses, certifications, approvals, registrations, consents, authorizations, franchises, qualifications, variances, exemptions, certificates of occupancy and other permits, consents, notices and approvals).

“Perseus” shall mean Perseus Partners VII, L.P.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise, or any Governmental Authority or other government or political subdivision or any agency, department or instrumentality thereof.

“Proceeding” means any civil, criminal or administrative action, suit, lawsuit, customer claim, warranty claim, insurance claim, counterclaim, hearing, investigation, cease and desist letter, notice of breach, notice of violation or other proceeding at law, or in equity, or by or before any Governmental Authority.

“Proton Intellectual Property” has the meaning set forth in Section 4.2(w).

“Reference Statement” has the meaning set forth in Section 3.7(a).

“Reimbursable Expenses” means the legal, accounting, consulting and other out-of-pocket fees and expenses, including financing commitment fees and expenses, incurred by the Purchaser or on its behalf by its Affiliates or Representatives (including fees and expenses or legal counsel and other advisors) in connection with the due diligence, preparation, negotiation, execution and consummation of the transactions contemplated by this Agreement.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances on, above, under, onto, in or into a facility or the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, Affiliates, consultants, accountants, attorneys, investment bankers, agents and advisors.

“Sale Procedures” means the procedures for the submission of competing bids for the acquisition of the Shares.

“Sale Procedures Motion” means the motion to be filed in the Bankruptcy Court on behalf of the Seller for, among other things, approval of the Sale Procedures, Break-Up Fee and Expense Reimbursement Fee and entry of the Approval Order.

“Sale Procedures Order” means the order to be entered by the Bankruptcy Court substantially in the form attached hereto as Exhibit B.

“Seller’s Ancillary Documents” has the meaning set forth in Section 4.2(b).

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of Proton.

“Taxes” means (i) any and all federal, state, local, foreign or other taxes of any kind imposed by any Tax authority, including, taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations or other similar charges of any kind on or with respect to income, franchises, premiums, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or Treasury Regulation Section 1.1502-6 (or any predecessor or successor provisions thereof and any similar provision of state, local or foreign Law).

“TD” means Technology Drive, LLC, a Connecticut limited liability company.

“Wallingford Property” means that certain parcel of land and improvements thereon located at 10 Technology Drive, Wallingford, Connecticut.

Section 1.2. Accounting terms not defined in subsection 1.01 and accounting terms partly defined in subsection 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP.

ARTICLE II

Purchase and Sale of Shares

Section 2.1. Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of Seller’s right, title and interest in and to the Shares. The Shares shall be sold to Purchaser free and clear of any and all liens, claims (as claim is defined in Section 101(5) of the Bankruptcy Code) and Encumbrances of whatever kind or nature, including but not limited to security interests, mortgages, pledges, charges, suits, licenses, options, rights of recovery, judgments, rights of first refusal, orders and decrees of any court or foreign or domestic governmental entity, interest, tax, covenants, restrictions, indentures, instruments, leases, options, contracts, agreements, claims for reimbursement, contribution, indemnity or exoneration, successor, product, environmental, taxes, labor, alter ego and other liabilities (collectively, “Claims”).

ARTICLE III

Purchase Price; Manner of Payment and Closing

Section 3.1. Consideration. Subject to adjustment in accordance with Sections 4.3 and 3.7 hereof, the purchase price (the “Purchase Price”) for the Shares shall be Ten Million One Hundred Eighty-Seven Thousand Dollars ($10,187,000.00), which Purchaser agrees to pay on the Closing Date. The Purchaser agrees to pay the Purchase Price in the manner described in Section 3.3 below.

Section 3.2. Time and Place of the Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern Standard Time, at the offices of Cole, Schotz, Meisel, Forman & Leonard, P.A., Court Plaza North, 25 Main Street, Hackensack, New Jersey, two (2) Business Days after all of the conditions set forth in Section 6 have been satisfied or waived (or such longer period after such conditions have been satisfied as may be required by the Approval Order under the provisions of the Federal Rules of Bankruptcy Procedure 6004(g) or 6006(d)). The date on which the Closing occurs in accordance with the foregoing and effective upon payment of the Purchase Price is referred to in this Agreement as the “Closing Date.”

Section 3.3. Manner of Payment of the Consideration. Contemporaneous with the execution of this Agreement, Purchaser shall deliver to Seller’s counsel, Cole, Schotz, Meisel, Forman & Leonard, P.A. (“Cole Schotz”), a good faith deposit in the amount of Nine Hundred Fifty-Five Thousand Dollars ($955,000.00) which amount represents ten percent (10%) of the Purchase Price (the “Deposit”), to be held by Cole Schotz in escrow in an interest-interest bearing account subject to the terms hereof. At the Closing, Purchaser shall authorize the release of the Deposit to Seller and pay the balance of the Purchase Price by wire transfer of Nine Million Two Hundred Thirty-Two Thousand ($9,232,000.00) Dollars, as that amount may need to be adjusted as a result of the adjustment to the Purchase Price pursuant to Section 3.7(a), reduced by the amount of all interest earned on the Deposit, in immediately available funds to an account designated by Seller, which Seller shall designate by written notice delivered to Purchaser not later than two (2) days prior to the Closing Date.

Section 3.4. Closing Deliveries. At the Closing:

(a) Seller shall execute and deliver to Purchaser a stock power duly endorsed in blank and the original stock certificate for the Shares, and such other assignments and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser’s counsel, as shall be effective, together with the Approval Order, to vest in Purchaser as of the Closing Date good title, free and clear, in accordance with the terms of the Approval Order, of any Claims and Encumbrances to the Shares as provided herein and in the Approval Order;

(b) In addition to the foregoing, there shall be executed and delivered at the Closing the following:

(i) by Seller to Purchaser, a certificate, dated the Closing Date and signed by Seller’s President, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, certifying that the representations and warranties of Seller contained in Section 4.2 are accurate and complete both when made and at and as of the Closing Date with the same effect as though made at and as of such time and that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived by Purchaser in writing, have been so performed in all material respects (or, if any such covenant has not been so performed, indicating that such covenant has not been performed);

(ii) by Seller to Purchaser, a certificate, dated the Closing Date and signed by Seller’s President, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer attaching (A) a certified copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all documents associated herewith; and (B) a certified copy of the organizational documents of Seller and all amendments thereto;

(iii) by Purchaser to Seller, a certificate, dated the Closing Date and signed by Purchaser’s President or Chief Executive Officer, certifying that the representations and warranties of Purchaser contained in Section 4.1 are accurate and complete both when made and at and as of the Closing Date with the same effect as though made at and as of such time and that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed in all material respects (or, if any such covenant has not been so performed, indicating that such covenant has not been performed);

(iv) by Purchaser to Seller, a certificate, dated the Closing Date and signed by Purchaser’s President or Chief Executive Officer, attaching (A) a certified copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all documents associated herewith; and (B) a certified copy of the organizational documents of Purchaser and all amendments thereto;

(v) by Purchaser to Seller, a Form III or IV as defined in the Connecticut Transfer Act executed by the Purchaser as the “certifying party” (as defined in the Connecticut Transfer Act), unless Seller covenants and represents that the Connecticut Transfer Act does not apply to the transactions contemplated by this Agreement, or the Seller is able to file a Form I or II (as defined in the Connecticut Transfer Act);

(vi) by Seller to Purchaser, a certificate, dated the Closing Date and signed by Seller’s President, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, certifying that Connecticut Innovations, Inc. (“CII”), acting on behalf of the Connecticut Clean Energy Fund (“CCEF”), or CCEF itself, has (A) consented to the transactions contemplated by this Agreement and agreed to waive any rights that it may have under the Financial Assistance Agreement, any Program Participation Agreement or any other agreement between Proton and CII or CCEF with respect to acceleration, default or termination solely by reason of this Agreement and the Closing of the transactions contemplated by this Agreement; and (B) executed a modification to each Financial Assistance Agreement, any Program Participation Agreement or any other agreement between Proton and CII or CCEF containing in substance the provisions set forth on Schedule 3.4(vi) in such form as Purchaser shall, in its reasonable discretion, require; and

(vii) Seller shall have assigned to Proton any and all agreements entered into in connection with or as part of any “Small Business Innovative Research Grants,” a list of which is attached hereto as Schedule 3.4(vii).

Section 3.5. Transfer Taxes. The transfer of the Shares is a transfer pursuant to Section 1146 of the Bankruptcy Code, and, therefore, the making, delivery, filing and recording of various instruments of transfer to be recorded in connection with the sale by Seller of the Shares to Purchaser shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax or similar tax. To the extent that such a tax is assessed, however, notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar taxes (including, but not limited to, all applicable real estate transfer or gains taxes), any penalties, interest and additions to tax, and court, registration and filing fees incurred in connection with this Agreement shall be the responsibility of and be timely paid by Purchaser. Seller and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 3.6. Prorations. Rent, current taxes, prepaid advertising and other items of expense (including, without limitation, any prepaid insurance) shall be prorated between Seller and Purchaser as of the Closing Date with respect to the Wallingford Property. All obligations due in respect of periods prior to the Closing Date shall be paid in full or otherwise satisfied by Seller (including but not limited to costs relating to curing breaches of contracts where the breach occurred prior to the Closing Date), and all obligations due in respect of periods after from and after the Closing Date with respect to the Wallingford Property shall be paid in full or otherwise satisfied by Purchaser. Rent shall be prorated on the basis of a thirty (30) day month. Purchaser shall pay to Seller in cash on the Closing Date the amount of any security or similar deposits with respect to the Wallingford Property.

Section 3.7. Purchase Price Adjustment.

(a) No later than the third (3rd) Business Day prior to the Closing Date, Seller shall deliver to Purchaser an Estimated Closing Statement (the “Seller Closing Statement”), setting forth Seller’s estimated calculation of Proton’s Net Working Capital as of the end of business on the Closing Date (“Closing Working Capital”). “Net Working Capital” means, as shown on the unaudited combined balance sheet of Proton and TD as at any date, the difference between (i) Total Current Assets (excluding cash and cash equivalents and any intercompany accounts receivable) and (b) Total Current Liabilities (excluding any intercompany accounts payable). The preparation of the Seller Closing Statement shall be for the sole purpose of determining changes in Proton’s Net Working Capital from March 31, 2008 (the “Reference Date”) to the Closing Date. Attached hereto as Schedule 3.7(a)(i) is a schedule showing Net Working Capital as of the Reference Date (“Reference Statement”). The Reference Statement has been prepared by Seller from the Interim Balance Sheet. If the Estimated Closing Statement indicates that the Net Working Capital as of the Reference Date exceeds the Closing Working Capital, the amount of the Purchase Price to be paid at the Closing shall be reduced by the amount of such excess. From the amount of the Purchase Price paid at the Closing as adjusted pursuant to the provisions of this Section 3.7(a), the Seller shall escrow with the Seller’s counsel $200,000 (the “Escrowed Proceeds”) to be held for the payment of additional amounts, if any, that may be payable by Seller to Purchaser upon determination of the Final Working Capital. Either the Seller or the Purchaser shall have the right to apply to the Bankruptcy Court to increase or decrease the amount of the Escrowed Proceeds.

(b) As promptly as practicable, but no later than thirty (30) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller its calculation of the Closing Working Capital (the “Purchaser Closing Statement”). If Seller disagrees with Purchaser’s calculation of Closing Working Capital shown on the Purchaser Closing Statement, Seller may, within ten (10) Business Days after delivery of the Purchaser Closing Statement, deliver a notice to Purchaser disagreeing with such calculation and setting forth Seller’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Purchaser Closing Statement and the Purchaser’s calculation of Closing Working Capital shown in the Purchaser Closing Statement.

(c) If a notice of disagreement shall be duly delivered pursuant to Section 3.7(b), Seller and Purchaser shall, during the ten (10) business days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital. If during such period, Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause a mutually agreeable nationally recognized accounting firm (or, if the Purchaser and the Seller are not able to identify such a mutually agreeable nationally recognized accounting firm, a firm selected by the Bankruptcy Court (such firm being herein called the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Purchaser Closing Statement as to which Seller has disagreed. The Accounting Referee shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than ten (10) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Seller and Purchaser. The cost of such review and report shall be borne equally by Seller, on the one hand, and Purchaser, on the other hand.

(d) Seller and Purchaser shall, and shall cause their respective representatives to, cooperate and assist in the calculation of Closing Working Capital and in the conduct of the review referred to in Section 3.7(c), including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

(e) If Final Working Capital exceeds Net Working Capital as of the Reference Date, Purchaser shall pay to Seller, in the manner and with interest as provided in Section 3.7(f), the amount of such excess, plus the amount, if any, by which the amount of the Purchase Price paid at Closing may have been reduced pursuant to Section 3.7(a) and the Escrowed Proceeds shall be released to the Seller. If Net Working Capital as of the Reference Date exceeds Final Working Capital, Seller shall pay to Purchaser, as an adjustment to the Purchase Price, the amount of such excess, less the amount by which the amount of the Purchase Price paid at Closing may have been reduced pursuant to Section 3.7(a), in the manner and with interest as provided in Section 3.7(f). The funds for the payment of any such amount by Seller to Purchaser, shall be paid to the extent thereof from the Escrowed Proceeds with any amount payable in excess thereof to be payable from the Seller’s funds. If the amount of such payment due to the Purchaser is less than the amount of the Escrowed Proceeds, the remaining amount of the Escrowed Proceeds shall be released to the Seller. “Final Working Capital” means Closing Working Capital (i) as shown on the Purchaser Closing Statement, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.7(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Seller and Purchaser pursuant to Section 3.7(c), or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 3.7(c); provided, however, that in no event shall Final Working Capital be less than the Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.7(b) or more than the Seller ‘s calculation of Closing Working Capital delivered pursuant to Section 3.7(a).

(f) Any payment pursuant to Section 3.7(e) shall be made at a mutually convenient time and place within five (5) days after Final Working Capital has been determined by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. The amount of any payment to be made pursuant to this Section 3.7(e) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal as the “prime rate” at large U.S. money center banks during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

(g) Notwithstanding anything to the contrary contained in this Section 3.7, the amount that the Purchase Price may be reduced pursuant to this Section 3.7 shall not exceed $1,500,000.00.

ARTICLE IV

Representations and Warranties

Section 4.1. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Organization. Purchaser is a Florida limited liability corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser is duly qualified and in good standing in each jurisdiction in which the nature of its business requires it to be so qualified.

(b) Power and Authority. Purchaser has full power and authority to enter into and perform this Agreement and all documents and instruments to be executed by Purchaser pursuant to this Agreement. The execution and delivery of this Agreement by Purchaser, and the performance by Purchaser of all of its obligations hereunder, have been duly authorized and approved prior to the date hereof by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.

(c) Consents. Except for the Court’s entry of the Approval Order, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement.

(d) Conflicts. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or by laws of Purchaser, or of any agreement or instrument to which Purchaser is a party or any of its properties is subject or bound or any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award that is binding upon Purchaser.

(e) Brokers. Except for the Investment Bank, whose fees will be paid by Seller in accordance with Bankruptcy Court orders, Purchaser has not dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Seller for arranging the transactions contemplated hereby or introducing the parties to each other.

(f) Funding. Purchaser has sufficient capital to fund the Purchase Price. As of the Closing, Purchaser shall have sufficient cash on hand to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

(g) Independent Investigation. Neither the Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Proton, the Business, the Wallingford Property, or the transactions contemplated by this Agreement not expressly set forth in this Agreement or in any of the Seller’s Ancillary Documents,

and neither the Seller, any of its Affiliates nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or the use by Purchaser or any of its Affiliates of, any such information, including any confidential memoranda distributed on behalf of Seller relating to Proton, the Business, the Wallingford Property or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Shares and the transactions contemplated hereby. Purchaser acknowledges that it, along with its representatives, has conducted or, as of the Closing Date, will have conducted, to its satisfaction, its own independent investigation of Proton, the Business, the Wallingford Property, including, without limitation, the physical and environmental condition of the Wallingford Property, and in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has, or will have, relied on the results of its own independent investigation.

(h) “AS IS” SALE. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 4.2 BELOW (AND ON THE SCHEDULES ATTACHED HERETO) AND THE SELLER’S ANCILLARY DOCUMENTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO PROTON, THE WALLINGFORD PROPERTY, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE BUSINESS OR THE WALLINGFORD PROPERTY (OR ANY PORTION THEREOF), THE VALUE OF PROTON, THE WALLINGFORD PROPERTY (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE SHARES, TITLE TO THE SHARES OR THE WALLINGFORD PROPERTY (OR ANY PORTION THEREOF), OR ANY OTHER MATTER OR THING RELATING TO THE BUSINESS OR THE WALLINGFORD PROPERTY (OR ANY PORTION THEREOF), INCLUDING, WITHOUT LIMITATION, THE PERMITTED USE, THE STRUCTURAL CONDITION OR THE ENVIRONMENTAL CONDITION OF THE WALLINGFORD PROPERTY. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ASSETS OF PROTON AND THE WALLINGFORD PROPERTY. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS OF PROTON AND THE WALLINGFORD PROPERTY, AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ASSETS OF PROTON AND THE WALLINGFORD PROPERTY AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE

SHARES AND THE CLOSING CONTEMPLATED UNDER THIS AGREEMENT, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4.2 (AND ON THE SCHEDULES ATTACHED HERETO) AND THE SELLER’S ANCILLARY DOCUMENTS, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4.2 (AND ON THE SCHEDULES ATTACHED HERETO) AND THE SELLER’S ANCILLARY DOCUMENTS, PURCHASER WILL ACQUIRE PROTON, AND ITS ASSETS, INCLUDING THE WALLINGFORD PROPERTY, AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

Section 4.2. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Organization.

(i) Seller is a Delaware corporation, validly existing and in good standing under the laws of the State of Delaware. Proton is duly qualified and in good standing in each jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Schedule 4.2(a) contains a true and complete list of each jurisdiction where Proton is qualified to do business. Proton has all requisite corporate power and authority to own, lease and operate the Business, to carry on the Business as presently conducted.

(ii) TD is a Connecticut limited liability company, validly existing and in good standing under the laws of the State of Connecticut. TD is not required to be qualified to do business in any jurisdiction except the State of Connecticut. TD has all requisite limited liability company power and authority to own, lease and operate its business, to carry on its business as presently conducted.

(b) Power and Authority. Subject to the Court’s entry of the Approval Order, Seller has full power and authority to enter into and perform this Agreement and all documents, agreements and instruments to be executed by Seller pursuant to or in connection with this Agreement (collectively, the “Seller’s Ancillary Documents”). The execution and delivery by Seller of this Agreement and Seller’s Ancillary Documents, and the performance by Seller of all of its obligations hereunder and thereunder, have been duly authorized and approved prior to the date hereof by all necessary corporate action. This Agreement has been, and Seller’s Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller. Subject to the Court’s entry of the Approval Order, this Agreement constitutes, and each of the Seller’s Ancillary Documents upon execution thereof, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Capitalization.

(i) Proton’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”). As of the date hereof, 1,000 shares of the Common Stock are issued and outstanding, all of which are owned of record and beneficially by the Seller. No shares of Preferred Stock are outstanding. The Shares have been validly issued and are fully paid and non-assessable, and, except as set forth on Schedule 4.2(c)(i), are owned by the Seller free and clear of all Encumbrances.

(ii) Except as set forth Schedule 4.2(c)(ii), the Shares are not subject to any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares. The Shares are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, organizational document or Contract to which the Seller is a party to or otherwise bound. Except as set forth on Schedule 4.2(c)(ii), there are no options, warrants, rights, convertible or exchangeable securities, appreciation rights, “phantom” securities rights, Contracts or undertakings of any kind to which Proton is a party to or by which Proton is bound that: (i) obligate Proton to issue, deliver or sell, or cause to be issued, delivered or sold, any securities; (ii) obligate Proton to issue, grant, extend or enter into, as applicable, any such option, warrant call, security, commitment or Contract; or (iii) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of such securities. There are no outstanding obligations arising under any Contract of Proton to repurchase, redeem or otherwise acquire any securities of Proton.

(iii) Proton is the sole member of TD, and is the record and beneficial owner of the entire equity interest of TD (the “TD Equity Interest”) free and clear of all Encumbrances. The TD Equity Interest owned by Proton is not subject to any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the TD Equity Interest. The TD Equity Interest is not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, organizational document or Contract to which the Seller or Proton is a party to or otherwise bound.

Except as set forth on Schedule 4.2(c)(iii), there are no options, warrants, rights, convertible or exchangeable securities, appreciation rights, “phantom” securities rights, Contracts or undertakings of any kind to which TD is a party to or by which TD is bound that: (i) obligate TD to issue, deliver or sell, or cause to be issued, delivered or sold, any securities; (ii) obligate TD to issue, grant, extend or enter into, as applicable, any such option, warrant call, security, commitment or Contract; or (iii) give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of such securities. There are no outstanding obligations arising under any Contract of TD to repurchase, redeem or otherwise acquire any securities of TD.

(d) Subsidiaries. Except for TD, Proton does not own any Subsidiary and Proton does not otherwise own or control, directly or indirectly, any equity or voting interest in, or other securities of, any Person, nor has Proton made any commitment or subscribed for the purchase of any such equity or voting interest or other securities.

(e) Consents; Conflicts. Except for the Court’s entry of the Approval Order and the consents set forth on Schedule 4.2(e) attached hereto which shall be obtained by Seller prior to the Closing, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person or entity not furnished at or prior to Closing is required for the execution and delivery of this Agreement and Seller’s Ancillary Documents and the consummation by Seller of the transaction contemplated by this Agreement and Seller’s Ancillary Documents. Except as noted above, neither the execution and delivery by Seller of this Agreement and Seller’s Ancillary Documents, nor the consummation by Seller of the transactions contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which Seller, Proton or TD is a party or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award, in each case to which Seller, Proton or TD is subject or by which Seller, Proton or TD is bound.

(f) Litigation. Except as set forth on Schedule 4.2(f) attached hereto, there is no litigation or proceeding, in law or in equity or by any Governmental Authority, pending against Seller, Proton or TD or, to Seller’s or Proton’s Knowledge, threatened against Seller, Proton or TD.

(g) Brokers. Except for the Investment Bank, whose fees will be paid by Seller, Seller has not dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser for arranging the transaction contemplated hereby or introducing the parties to each other.

(h) Financial Statements. Seller has delivered to Purchaser: (a) unaudited combined balance sheets of Proton and TD as at December 31 for each of the years 2005 through 2007 (the combined balance sheet of Proton and TD as at December 31, 2007 being herein called the “Balance Sheet”) , and the related unaudited combined statement of income, and (b) an unaudited combined balance sheet of Proton and TD as at March 31, 2008 (the “Interim Balance Sheet”) and the related unaudited combined statement of income. Such financial statements fairly present the financial condition and results of operations of Proton and TD as at their respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of the interim financial statements, to normal recurring yearend adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes. The financial statements referred to in this Section 4.2(h) reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Proton and TD are required by GAAP to be included in the combined financial statements of Proton and TD.

(i) No Undisclosed Liabilities; Conduct of Business. Except as set forth in Schedule 4.2(i) or as otherwise disclosed pursuant to any other Schedule of Seller attached to the this Agreement, neither Proton nor TD has any liability or obligation of any nature, including any liability or obligation arising pursuant to any Material Contract (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since March 31, 2008, Proton has conducted the Business in the ordinary course of business consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(j) Inventory. All inventory of Proton, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet on the accounting records of Proton as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on a first in, first out basis.

(k) Accounts Receivable. Except with respect to any accounts receivable that constitute Intercompany Debt of Seller, all accounts receivable of Proton that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Proton as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except with respect to any accounts receivable that constitute Intercompany Debt of Seller, unless paid prior to the Closing Date, Seller has no reason to believe that the Accounts Receivable will not be as of the Closing Date collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Proton as of the Closing Date (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 4.2(k) contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

(l) Compliance with Law. Except as set forth on Schedule 4.2(l), Proton and TD have complied in all respects with, the Wallingford Property is in compliance with, and neither Proton nor TD is currently in violation or default in any material respect of, any Applicable Law relating to the Business, or as currently proposed to be conducted. Neither Proton nor TD has been charged with or received notice of, and neither is aware of, any material violation of or material non-compliance with any Applicable Law.

(m) Permits. Schedule 4.2(m) sets forth a true and complete list of all Permits maintained by Proton and TD for the conduct of the Business. Except for the Permits listed on Schedule 4.2(m), no Permit is required by Proton or TD for the conduct of the Business as presently conducted, except where the failure to have such Permit would not have a Material Adverse Effect. Except as set forth on Schedule 4.2(m), Proton and TD have been and each of them is in compliance in all material respects with each such Permit, and all of such Permits are in full force and effect and no Proceeding is pending, or to the Knowledge of Seller or Proton, threatened, (i) to terminate, revoke or suspend any permit, except where such revocation or suspension would not have a Material Adverse Effect, or (ii) alleging any failure to have all Permits required to operate the Business. Neither the execution of this Agreement nor the consummation by the Seller of the transactions contemplated hereby or thereby will result in the termination, suspension or revocation of any Permit where such termination suspension or revocation would have a Material Adverse Effect.

(n) Material Contracts. Except as set forth on Schedule 4.2(n), neither Proton nor TD is a party to or bound by any:

(i) Contract that requires future payments by Proton or TD of more than $250,000 in the aggregate for both of them in any twelve (12) month period;

(ii) loan agreement, letter of credit, mortgage, note, guarantee of Indebtedness or other instrument evidencing Indebtedness of Proton or TD;

(iii) real property lease, sublease or license of Proton or TD (a “Real Property Lease”)

(iv) Contract that limits or purports to limit the ability of Proton, TD or any of their respective Affiliates to compete in any way in any line of business, with any particular Person or in any jurisdiction;

(v) Contract entered into which purports to limit the ability of Proton, TD or any of their respective Affiliates to hire or solicit Persons for employment;

(vi) Contract that grants any form of Encumbrance over an asset of Proton or TD (other than those granted in the ordinary course of business consistent with past practice);

(vii) Employment agreement, severance agreement or agreement that requires payments upon a “change in control” or similar payments or Contract covering any employee or former employee of Proton or TD that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Proton or TD by reason of, or constitute an “excess parachute payment” under, Section 280G of the Code;

(viii) Severance, separation, termination or employment agreement which would require Purchaser to assume any obligation to make payments to any current or former employee following termination of employment;

(ix) Employment agreement, independent contractor agreement, agreement with any employment agency, leasing agency or professional employment organization that would limit Purchaser’s ability to terminate the employment or services of any individual at will;

(x) collective bargaining agreement or other agreement or arrangement with a labor union, labor organization, workers council or other similar body;

(xi) Contract that provides for the services of any distributor, dealer, sales representative or similar arrangement;

(xii) Contract for the future purchase of supplies, materials or equipment, including, without limitation, any concession agreement, that is in an amount in excess of $500,000;

(xiii) Contract under which Proton or TD has guaranteed the Liabilities of, or indemnified, any Person;

(xiv) Contract that relates in whole or in part to Proton’s or TD’s Intellectual Property Rights;

(xv) partnership, joint venture or other similar agreements or arrangements;

(xvi) any other Contract for amounts in excess of $250,000 entered into other than in the ordinary course of business (the Contracts described in clauses (i)-(xiv), together with all amendments, exhibits and schedules to such Contracts, being the “Material Contracts”).

Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Proton, and, to the Knowledge of the Seller and Proton, of the other parties thereto, enforceable against each of them in accordance with its terms. Except with respect to any defaults of Proton or Seller under the securities purchase agreement and the related loan and other documents of Seller and Proton with Perseus, neither Proton nor TD is in default under any Material Contract, nor, to the Knowledge of the Seller and Proton, is any other party to any Material Contract in breach of or default thereunder.

(o) Title to Properties; Encumbrances. Schedule 4.2(o) contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by Proton or TD. Seller has delivered or made available to Purchaser copies of the deeds and other instruments (as recorded) by which Proton or TD, as the case may be, acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller, Proton or TD and relating to such property or interests. Except for such Encumbrances set forth on Schedule 4.2(o) and any Permitted Encumbrances, Proton and TD own all of their respective properties and assets free and clear of all Encumbrances. Except as set forth on Schedule 4.2(o), other than the Seller and Proton, no Person will be leasing, using or occupying any portion of the Wallingford Property as of the Closing Date.

(p) Sufficiency of Assets. The building, plants, structures, and equipment of Proton and TD are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(q) Condemnation. With respect to the Wallingford Property, (i) except as set forth on Schedule 4.2(q), no portion thereof is subject to any pending or, to the Knowledge of Seller or Proton, threatened Proceedings or proceeding by any Governmental Authority or any quasi-public authority for the condemnation or taking of any portion of the Wallingford Property.

(r) Casualty. No portion of the Wallingford Property has suffered any material damage by fire or other casualty which has not heretofore been repaired.

(s) Union Contracts. Neither Proton nor TD is a party to any collective bargaining agreements and there are no labor unions or other organizations representing any employee of Proton or TD.

(t) Benefit Plans. Each written, unwritten, formal or informal plan, program, agreement or arrangement maintained, sponsored or contributed to (or required to be maintained, sponsored or contributed to) by Proton, TD or Seller that provides direct or indirect compensation (including deferred compensation) or benefits to any employee, former employee, independent contractor, director or manager of Proton or TD, or with respect to which Proton or TD has or may in the future have any present or future liability (including controlled group liability), and specifically including any employment agreement, “qualified” or “nonqualified” deferred compensation plan or arrangement, stock option, restricted stock or other equity-based arrangement, and incentive or performance pay plan (any such arrangement, a “Proton Plan”), has been operated in all materials respects in accordance with its terms and Applicable Law. Schedule 4.2(t) sets forth a true and complete list of each Proton Plan and each other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) currently maintained by any entity which, with Proton, is aggregated under Sections 414(b), (c), or (m) of the Code. Such commonly controlled entities’ plans are referred to herein collectively as “Affiliate Plans” and individually as an “Affiliate Plan”.

(u) ERISA. (i) Except as disclosed on Schedule 4.2(u), with respect to each Proton Plan and each Affiliate Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Proton Plan equals or exceeds the actuarial present value of all accrued benefits under such Proton Plan (whether or not vested); (iii) no reportable event within the meaning of the Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the PBGC have been timely paid in full; (v) no Liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Proton or any of its Subsidiaries; and (vi) the PBGC has not made inquiries with respect to any Proton Plan or instituted Proceedings to terminate any Proton Plan and, except as disclosed on Schedule 4.2(u) and to the Knowledge of Seller or Proton, no

condition exists that presents a risk that such Proceedings will be instituted or that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Proton Plan.

(ii) All contributions required to be made to any Proton Plan or Affiliate Plan by Applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Proton Plan or Affiliate Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Financial Statements. Each Proton Plan or Affiliate Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(iii) Except as set forth on Schedule 4.2(u), there are no pending or threatened Proceedings (other than routine claims for benefits) by, on behalf of or against any of the Proton Plans or Affiliate Plans or any fiduciary thereof with respect thereto. Neither Proton, TD nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would subject any Proton Plan or Affiliate Plan, its related trust, Proton, TD or any person Proton or Seller has an obligation to indemnify, to any material tax or penalty imposed under Code Section 4975 or Section 502 of ERISA.

(v) Environmental Matters. (i) Except as set forth on Schedule 4.2(v), Proton and TD have complied and each is in compliance in all material respects with all applicable Environmental and Safety Requirements. Proton and TD each possesses all material Environmental Permits required under any Environmental and Safety Requirements for the conduct of the business, is in compliance in all material respects with the terms and conditions thereof, and has timely filed all renewal applications relating thereto. Schedule 4.2(v) sets forth a complete list of such Environmental Permits.

(ii) Except as set forth on Schedule 4.2(v), there are no Proceedings under any Environmental and Safety Requirements pending, or, to the Knowledge of Seller or Proton, threatened against Proton or TD, or affecting Proton, TD, the Wallingford Property or the Businesses.

(iii) Except as disclosed on Schedule 4.2(v) and except under Permits or in the ordinary course of business, neither Proton nor TD has expressly assumed or undertaken any Liability of any other Person under any Environmental and Safety Requirements.

(iv) Except as set forth on Schedule 4.2(v), neither Proton nor TD has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Hazardous Substance, or owned or operated any real property, in a manner that has given rise, or could reasonably be expected to give rise, to Liabilities pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations. To the Knowledge of Seller or Proton, and except as disclosed on Schedule 4.2(v), no Hazardous Substances are present at, on, under, or migrating from any real property owned or leased by Proton in quantities or concentrations that could reasonably be expected to give rise to Liabilities of Proton or TD pursuant to Environmental and Safety Requirements.

(w) Intellectual Property. (i) Schedule 4.2(w) includes a true and complete list of all Intellectual Property Rights that are used or owned by or licensed to Proton or TD (the “Proton Intellectual Property”). Proton or TD is the exclusive owner of, and enjoys all rights of ownership with respect to, Proton Intellectual Property, free and clear of any Encumbrance (except for Permitted Encumbrances), and no royalties, honoraria or fees are payable by Proton or TD to other Persons by reason of the ownership or use of the Proton Intellectual Property. Except as disclosed on Schedule 4.2(w), neither Proton nor TD has asserted any claims: (A) based upon, challenging, or seeking to deny or restrict the use or registration by any third party of any of the Proton Intellectual Property; (B) alleging that any third party is infringing, misappropriating or otherwise violating the Proton Intellectual Property; or (C) alleging that any third party is using the Proton Intellectual Property in conflict with the terms of any Material Contract.

(ii) To the Knowledge of Seller and Proton, Proton’s continued operation of its Business as presently conducted will not give rise to any claims that allege that the operations of the Business as presently conducted, including, without limitation the manufacture, use or sale of any product or service or the use of any process now used or offered by Proton or TD, infringes, violates, misappropriates or conflicts with any Intellectual Property Rights of any third party, or constitutes unfair competition with any third party, and no royalty or other payment will accrue or be due following the Closing based on the continued operation of the Business as presently conducted.

(iii) To the Knowledge of Seller and Proton, the Proton Intellectual Property does not infringe, misappropriate or otherwise violate the rights of any third party in such third party’s Intellectual Property Rights. Except as disclosed in Schedule 4.2(w), no Proceedings have been asserted or are pending or, to the Knowledge of Seller or Proton, threatened against Proton (i) based upon, challenging, or seeking to deny or restrict the use by Proton of any of the Proton Intellectual Property, (ii) alleging that any of the Proton Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party, or (iii) alleging that any of the Proton Intellectual Property is being used by Proton in conflict with the terms of any material agreement concerning Intellectual Property Rights, except for Proceedings which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(iv) Proton and TD have taken adequate steps to protect the trade secret portions of the Proton Intellectual Property from improper use and/or disclosure by others, including but not limited to restricting access to trade secret information only to those employees of Proton or TD with a need to know the information, and requiring all employees with such access to sign an appropriate confidentiality and nondisclosure or similar agreement (an “NDA”). All current or past employees of Proton or TD who have had access to Proton’s trade secret information have signed an NDA substantially in the form attached hereto as Schedule 4.2(w)(iv).

(v) Except as set forth on Schedule 4.2(w)(v), neither Proton nor TD are parties to any agreements licensing the use of any Intellectual Property either to or from any third party.

(x) Taxes. (i) The Seller, Proton and TD have each timely filed all Tax returns, declarations of estimated Tax, Tax reports, information returns and statements (collectively, the “Tax Returns”) required to be filed by it prior to the Closing Date. As of the time of filing, the Tax Returns were true and complete in all respects.

(ii) Proton and TD have each timely paid all Taxes payable for any period that ended on or before the Closing Date and, for any period that began on or before the Closing Date and ends after such Closing Date, Schedule 4.2(x) sets forth the Taxes that are reasonably anticipated to become due and payable.

(iii) There is no pending or to the Knowledge of Seller or Proton, threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim with respect to Taxes or Tax Returns of the Seller, Proton or TD.

(iv) No Encumbrance with respect to Taxes has been filed and no deficiency or addition to Taxes, interest or penalties for any Taxes with respect to any income, properties or operations of Proton has been proposed, asserted or assessed against Seller, Proton or TD.

(v) No Contract or understanding waiving or extending the statute of limitations or the period of assessment for collection of any Taxes payable by the Seller, Proton or TD has been filed or entered into with any Tax authority by the Seller, Proton or TD.

(vi) Neither Proton nor TD is a party to any Contract to provide for the allocation, sharing or indemnification of Taxes.

(y) Insurance.

(i) Seller has delivered to Purchaser:

(1) true and complete copies of all policies of insurance to which Proton or TD is a party or under which Proton and TD, or any director of Proton or TD, is or has been covered at any time within the years preceding the date of this Agreement; and

(2) true and complete copies of all pending applications for policies of insurance.

(ii) Schedule 4.2(y) describes:

(1) (i) any self-insurance arrangement by or affecting Proton or TD, including any reserves established thereunder; and

(2) all obligations of Proton or TD to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(iii) Except as set forth on Schedule 4.2(y):

(1) Within the last two (2) years, neither Proton nor TD has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(2) Proton and TD have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which Proton or TD is a party or that provides coverage to Proton or TD or director thereof.

(3) Proton and TD have given notice to the insurer of all claims that may be insured thereby.

(iv) Schedule 4.2(y) list all “reservation of right” letters (any similar letter or notice) provided to Proton or the Seller by any insurance company in connection with the IPO Litigation and any other case to which Proton is a party and which is described on Schedule 4.2(f).

(v) With respect to Proton’s directors and officers insurance policies, all premiums were paid in full and on a timely basis for:

(1) Directors, Officers and Corporate Liability Insurance Policy No. 473-50-79, for the September 28, 2000 through September 28, 2002 policy period with a stated $10 million limit of liability, sold to Proton Energy Systems, Inc. by National Union Fire Insurance Company (“National Union Policy”);

(2) Directors’ and Officers’ Liability and Company Indemnification Policy No. FG-103264, for the September 28, 2000 through September 28, 2002 policy period with a stated $5 million limit of liability, sold to Proton Energy Systems, Inc. by Northfield Insurance Company (“Northfield Policy”).

(vi) With respect to the IPO Litigation:

(1) The only litigation or other claims threatened or asserted against Seller for which Seller has provided notice and/or sought coverage under the National Union Policy and/or the Northfield Policy is the securities litigation referenced in the Seller’s most recent Form 10-Q at page 11, Item 9, “Commitments and Contingencies — Legal Proceedings” (hereinafter “the IPO Litigation”).

(2) The Seller has provided proper and timely notice of the IPO Litigation against the Seller under the National Union Policy and the Northfield Policy, requested any and all available coverage for the IPO Litigation in accordance with such policies, and taken all reasonable and businesslike steps to preserve any and all claims and rights against the carriers that sold such policies in connection with the IPO Litigation. The Seller is not aware of any contrary suggestion or statement by the carriers that issued those policies.

(3) The Seller has provided proper and timely notice of the IPO Litigation against the Seller to the underwriters who handled the September 28, 2000 initial public offering of the Seller’s common stock and has taken all reasonable and businesslike steps to preserve any and all claims and rights against such underwriters in connection with the IPO Litigation. The Seller is not aware of any contrary suggestion or statement by the underwriters.

(4) As of May 28, 2008, the only amount(s) known by the Seller to have even potentially reduced the above-referenced limits, and/or any arguably applicable retention amount for the National Union Policy and/or Northfield Policy, is the $204,158.89 billed by the Wilmer Hale firm or its predecessor counsel in the defense of the Seller in the IPO Litigation.

(z) No Cross Defaults. Except as set forth on Schedule 4.2(z) or on Schedule 4.2(e), Proton is not a party to any Contract that contains default, termination or acceleration clauses, covenants or agreements that would be triggered upon the execution of this Agreement or its Closing or completion of any aspect of the transactions contemplated hereby, with or without notice, or with the giving of notice or lapse of time or both, and whether or not curable.

(aa) Disclosure. No representation or warranty of Seller in this Agreement or in any Schedule contains any misstatement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

Conduct Prior to the Closing

Section 5.1. Access and Information. From and after the execution and delivery of this Agreement, Seller shall afford to Purchaser and to Purchaser’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives, during normal business hours upon prior reasonable notice, access to its books, records, properties, plants and personnel relating to the Business and, during such period, shall furnish as promptly as practicable to Purchaser, at Purchaser’s expense, copies of such books and records as Purchaser shall reasonably request.

Section 5.2. Bankruptcy Action.

(a) This Agreement shall be subject to the consideration of higher or better offers submitted at an auction (the “Auction”) to be conducted in accordance with the Sale Procedures set forth in the Sale Procedures Motion, which have been approved by the Bankruptcy Court. Any competing offer (a “Competing Offer”) must be submitted to Seller, in writing, in accordance with the Sale Procedures;

(b) Seller shall use reasonable efforts to obtain entry of the Approval Order on or before July 15, 2008;

(c) Other than with respect to the Sales Procedures Motion, Seller will provide Purchaser with copies of all motions, applications, and supporting papers prepared by Seller (including forms of orders and notices to interested parties) relating in any way to Purchaser or the transactions contemplated by this Agreement not less than three (3) Business Days prior to the filing thereof or as soon as practicable after execution of this Agreement; and

(d) Seller shall give appropriate notice, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating to this Agreement or the transactions contemplated thereby.

Section 5.3. [Intentionally Omitted]

Section 5.4. Prohibitions. Prior to Closing, without the prior written consent of Purchaser, Seller shall not, other than in the ordinary course of business:

(a) sell, transfer or otherwise dispose of the Shares or any assets of Proton;

(b) waive any material rights of Proton; or

(c) take any action that would materially adversely affect the Business.

Section 5.5. Conduct of Business. From the date hereof until the Closing, except as expressly contemplated or permitted by this Agreement or as otherwise consented to by Purchaser in writing, Seller shall, to the extent consistent with the Bankruptcy Code and subject to any orders from time to time of the Bankruptcy Court binding upon Seller:

(a) carry on the Business only in the ordinary course in substantially the same manner in which it previously has been conducted;

(b) maintain the properties of the Business in good working repair, order and condition, in accordance with their standard maintenance policies (ordinary wear and tear excepted);

(c) not merge with or into, consolidate with, or acquire all or substantially all of the stock or other ownership interests or assets of any Person;

(d) neither (i) sell the Shares or any assets of Proton except the sale of inventory in the ordinary course of business; (ii) make any change in their accounting methods or practices relating to the Business; nor (iii) do or omit to do any act which may cause a material breach of or default under any commitment or a material breach of any representation, warranty, covenant or agreement made herein by Seller;

(e) maintain its books of account and records relating to the Business in their usual, regular and ordinary manner; and

(f) co-operate in good faith with the Purchaser to facilitate an orderly transition of ownership and operation of the Business, and comply with any and all reasonable requests made by the Purchaser in connection therewith.

Section 5.6. Patent and Patent Application Matters. On or before the Closing Date, the Seller shall cause the patents and published patent applications set forth below (collectively the “Third-Party Patents and Applications”) to be assigned to Proton, with the result that Proton shall be the record and beneficial owner of each such Third Party Patent and Application, free and clear of all Encumbrances (except for any Encumbrance which is removed on or before the Closing Date):

Patents

U.S. Patent No.	Issue Date	Title
6,783,885	08/31/2004	Low Gravity Electrochemical Cell
6,916,443	07/12/2005	High Differential Pressure Electrochemical Cell
7,241,522	07/10/2007	Regenerative Electrochemical Cell System and Method for Use Thereof
7,270,908	09/18/2007	Proton Exchange Membrane Electrochemical Cell System
7,314,509	01/01/2008	Gas Liquid Phase Separator with Improved Pressure Control
6,383,361	05/07/2002	Fluids Management System for Water Electrolysis
6,585,869	07/01/2003	Means of Maintaining Compression of the Active Area in an Electrochemical Cell
6,653,011	11/25/2003	Electrochemical Cell Frame Having Integral Protector Portion
6,524,454	02/25/2003	Integrated Membrane and Electrode Support Screen and Protector Ring for an Electrochemical Cell

Published Patent Applications

U.S. Serial No.	Filing Date	Title
10/941,613	09/15/2004	Electrochemical Cell System Output Control Method and Apparatus
10/983,526	11/08/2004	Apparatus and Method for Maintaining Compression of the Active Area in an Electrochemical Cell
11/461,070	07/31/2006	Methods for Dispensing Hydrogen Gas
11/461,597	08/01/2006	Electrolysis Cell System with Cascade Section
11/461,602	08/01/2006	Cascade System
11/461,613	08/01/2006	Method for Storing and Dispensing Hydrogen Gas
11/419,057	05/18/2006	Compression Devices and Electrochemical Cell Stack Design
11/419,053	05/18/2006	Electrochemical Cell Stack Design
11/419,049	05/18/2006	Electrochemical Cell Stacks and Use Thereof
11/856,804	9/18/2007	Apparatus and Method for Maintaining Compression of the Active Area in an Electrochemical Cell
11,548,415	10/11/2006	Electrochemical Cell with Dynamic Endplate

ARTICLE VI

Conditions to Closing

Section 6.1. Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) The representations and warranties made by Purchaser in Section 4.1 shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date;

(b) All obligations of Purchaser to be performed hereunder on or prior to the Closing Date shall have been duly performed in all material respects;

(c) No action or proceeding before any court, government body or other tribunal shall have been commenced or threatened (by a party other than Seller, or an Affiliate of Seller) wherein an unfavorable judgment, decree or order would (i) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (ii) declare unlawful any of the transactions contemplated by this Agreement or (iii) cause any of such transactions to be rescinded;

(d) The Approval Order shall have been entered by the Bankruptcy Court and the effectiveness of the Approval Order shall not have been modified, reversed, vacated, stayed, restrained or enjoined on the Closing Date;

(e) To the extent not addressed or covered by the Approval Order, Seller shall have received the consent of all third parties, including without limitation , Perseus, holding liens, claims or interests against the Shares or any of Proton’s or TD’s assets to the release of all such liens, claims and interests in the Shares or any of Proton’s or TD’s assets, together with termination statements on form UCC-3 or such other appropriate form which shall have been prepared and signed by such parties for filing on the Closing Date;

(f) Seller’s receipt of Purchaser’s closing deliveries pursuant to Section 3.4;

(g) The agreement of Proton and Seller to the release and forgiveness of any Intercompany Debt owed by either party to the other;

(h) If Seller determines that, pursuant to the Connecticut Transfer Act, it will be unable to provide Purchaser with a Form I or Form II filing, Purchaser shall have delivered a Form III or Form IV which Purchaser shall execute as the “certifying party,” as that term is defined in the Connecticut Transfer Act; and

(i) Seller’s receipt of the Deposit and the balance of the Purchase Price pursuant to Section 3.3.

Each of the foregoing conditions is for the benefit of Seller, which may waive any of such conditions with the consent of the Agents at, or prior to, the Closing.

Section 6.2. Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) The representations and warranties made by Seller in Section 4.2 shall have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) when made, and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as if originally made on and as of the Closing Date;

(b) All obligations of Seller to be performed hereunder on or prior to the Closing Date shall have been duly performed in all material respects;

(c) No action or proceeding before any court, government body or other tribunal shall have been commenced or threatened (other than by an Affiliate of Purchaser) which seeks to (i) nullify, restrict or modify the rights and protections afforded Purchaser in this Agreement and the Approval Order, (ii) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (iii) declare unlawful the transactions contemplated by this Agreement, (iv) cause such transactions to be rescinded or (v) materially affect the right of Purchaser to own, operate or control the Shares following the Closing;

(d) The Sale Procedures Order and the Approval Order shall have been entered by the Bankruptcy Court and the effectiveness of the Approval Order shall not have been modified, reversed, vacated, stayed, restrained or enjoined on the Closing Date;

(e) To the extent not addressed or covered by the Approval Order, Seller shall have received (i) the consent of all third parties, including without limitation , Perseus, holding an Encumbrance on or against any of the Shares or any of Proton’s or TD’s assets, to the release of any and all such Encumbrances in on or against Shares or any of Proton’s or TD’s assets, together with termination statements on form UCC-3 or such other appropriate form which shall have been prepared and signed by such parties for filing on the Closing Date, and (ii) the consent of all third parties who or which are a beneficiary of any guaranty or surety agreement by or on behalf of Proton or TD to the unconditional release of such guaranty or surety agreement;

(f) The agreement of Proton and Seller to the release and forgiveness of any Intercompany Debt owed by either party to the other;

(g) If Seller has represented and covenanted in writing that the Connecticut Transfer Act does not apply to the transaction contemplated by this Agreement, Seller shall have provided Purchaser a completed Form I or Form II, as defined in the Connecticut Transfer Act;

(h) All Third Party Patents and Applications shall have been assigned to Proton, with the result that Proton shall be the record and beneficial owner of each such Third Party Patent and Application, free and clear of all Encumbrances;

(i) Purchaser shall have received Seller’s closing deliveries pursuant to Section 3.4; and

(j) Seller shall have removed all its property and personnel from the Wallingford Property.

Each of the foregoing conditions is for the benefit of Purchaser, which may waive any of such conditions at, or prior to, the Closing.

ARTICLE VII

Other Agreements

Section 7.1. Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

Section 7.2. Efforts and Actions to Cause Closings to Occur. Upon the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing as promptly as practicable, including, but not limited to, the preparation and filing of all motions, forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are reasonably necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, exemptions or waivers by any third party or governmental entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity or other Person required to be obtained prior to Closing.

Section 7.3. Computer Sciences Corporation . Purchaser and Seller agree that any deposits or similar amounts and termination payments payable pursuant to the Sublease dated as of May 26, 2005 between the Seller and Computer Sciences Corporation is property of and shall be payable to the Seller.

Section 7.4. Sales and Use Tax Payment Cash Account. Prior to the Closing, Seller shall cause the letter of credit issued to secure certain obligations of the Seller with respect to the payment of any sales and use tax payments to the State of Connecticut to be reissued or amended in the name of Proton as the account party and to cause the restricted cash account that secures the full amount of the account party’s reimbursement obligations under such letter of credit to be transferred into the name of Proton.

Section 7.5. Employee Retention Payments. Purchaser acknowledges that it shall be responsible for the payment after Closing of certain retention payment to employees of Proton pursuant to the retention letter agreements referred to on Schedule 4.2(n).

Section 7.6. Tax Returns.

(a) After the Closing, at Purchaser’s cost and expense, the Seller shall afford, during normal business hours upon prior reasonable notice, the Purchaser and Purchaser’s financial advisors, accountants and authorized representatives access to the Seller’s books and records with respect to its consolidated Tax Returns filed with respect to all periods prior to the Closing Date. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Proton relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Seller, as the case may be, shall allow the other party to take possession of such books and records

(b) Seller shall timely prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Seller for all periods for which a Tax Return is required to be filed or a Tax is required to be paid (each, a “Tax Period”) ending on or prior to the Closing Date which are filed after the Closing Date and Seller shall pay all Taxes reflected on such Tax Returns. Copies of all such Tax Returns shall be made available to Purchaser at least fifteen (15) Business Days prior to the date on which they are to be filed to enable Purchaser to review, comment upon and approve such Tax Returns (which approval shall not be unreasonably withheld or delayed, it being understood by the Purchaser that the only basis upon which it can withhold its consent to any Tax Return is to require modifications thereto, consistent with the Internal Revenue Code of 1986, as amended, and United States Treasury Regulations, to protect the availability of Proton’s net operating losses to the Purchaser). Purchaser shall cause Proton to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this Section 7.6 The Seller and Purchaser shall consult and cooperate with each other as to any elections to be made on returns of the Seller for the Tax Periods ending on or before the Closing Date. With respect to the short tax year for Proton ending on the Closing Date, Purchaser and Seller agree to determine Proton’s tax attributes, taxable income and financial information for such period based on an interim closing of the books as of the close of business on the Closing Date.

(c) Seller shall control all Tax audits and proceedings with respect to Proton that relate to a Tax Period ending on or prior to the Closing Date, provided that Seller will not settle such audit or proceeding without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed. At Purchaser’s cost and expense, Purchaser shall be permitted to participate in any such Tax audit or proceeding.

(d) Purchaser shall control all Tax audits and proceedings with respect to Proton that related to a Tax Period ending after the Closing Date.

Section 7.7. Certain Seller Contracts and Purchase Orders.

(a) Prior to Closing, Seller shall have used its reasonable efforts to cause the Contracts and purchase orders set forth on Schedule 7.7 to have been assigned and transferred to the Purchaser.

(b) To the extent that the assignment by Seller of any such Contract or purchase order is not permitted without (i) the consent of the other party or parties to the Contract or purchase order, or (ii) prior notice to such other party or parties, then at the option of Purchaser, this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. Seller shall use all reasonable efforts to obtain any and all such consents and approvals, and shall give all required notices after the date hereof.

(c) If any necessary consent or approval is not obtained with respect to the assignment of any such Contract or purchase order, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with all of the benefits and obligations under such Contract or purchase order, as if such consent or approval had been obtained so as to permit the Purchaser to complete and fulfill any such Contract or purchase order.

(d) Whether or not any consent or approval is obtained in connection with any such Contract or purchase order, from and after the Closing Date Purchaser shall make all payments and perform all obligations under such Contracts or purchase orders directly to the counterparty or as provided for under such Contracts or purchase orders. Purchaser agrees that no representation, warranty or covenant made herein by Seller shall be breached or deemed breached as a result of Seller’s failure to obtain any third party consent or approval with respect to the assignment of any of such Contracts or purchase orders.

Section 7.8. Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement or any agreement delivered in connection herewith shall not survive the Closing Date.

ARTICLE VIII

Termination

Section 8.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of Seller and Purchaser.

Section 8.2. Termination by Seller. Seller may terminate this Agreement at any time prior to the Closing Date if:

(a) there has been a material breach by Purchaser of any of its representations or warranties contained in this Agreement;

(b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Purchaser, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Seller to Purchaser;

(c) the conditions to the obligations of Seller set forth in Section 6.1 shall not have been waived or satisfied on or before the date specified therefor, including, without limitation, an overbid by a third party that results in an Approval Order for the transactions contemplated hereby not being entered by the Bankruptcy Court; or

(d) the Closing Date shall not have occurred on or prior to July 25, 2008; provided, however, that the right to terminate shall not be available under this Section 8.2(d) if the Closing shall not have occurred by such date as a result of the failure of Seller to fulfill any of their obligations under this Agreement.

Section 8.3. Termination by Purchaser. Purchaser may terminate this Agreement at any time prior to the Closing Date if:

(a) any representation or warranty of the Seller shall not have been true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date when made;

(b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Seller, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Purchaser to Seller;

(c) the conditions to the obligations of Purchaser set forth in Section 6.2 shall not have been waived or satisfied on or before the Closing Date or such earlier date as may be specified therefor; or

(d) the Closing Date shall not have occurred on or prior to July 25, 2008; provided, however, that the right to terminate shall not be available under this Section 8.3(d) if the Closing shall not have occurred by such date as a result of the failure of Purchaser to fulfill any of its obligations under this Agreement.

Section 8.4. Effect of Termination and Abandonment. In the event of termination of the Agreement pursuant to this Article 8, written notice thereof shall as promptly as practicable be given to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto, and the Deposit (together with all interest earned thereon) shall be returned to Purchaser without the requirement of Seller’s delivery of a written instruction or authorization to Cole Schotz concerning the same, which instruction and authorization is hereby granted. If this Agreement is terminated as provided herein all obligations of the parties shall terminate.

ARTICLE IX

Miscellaneous

Section 9.1. Publicity. Except as otherwise required by law or in connection with Seller’s bankruptcy filings with the Bankruptcy Court and the publication of requisite notices of sale in national and regional publications in connection with the sale of the Shares in the bankruptcy proceedings, press releases concerning this transaction shall be made only with the prior approval of Seller and Purchaser, which approval shall not be unreasonably withheld.

Section 9.2. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile (with transmission confirmation) or by nationally recognized overnight courier. Notices delivered by hand, by facsimile or by nationally recognized overnight carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, certified mail, return receipt requested, on or before two (2) Business Days after its delivery by facsimile. All notices shall be addressed as follows:

if to Purchaser:	F9 Investments 16 Palm Avenue Miami Beach, FL 33139 Attention: Thomas Sullivan

with a copy to Purchaser’s counsel:	Bingham McCutchen LLC One Federal Street Boston, MA 02110 Telecopier: (617) 951-8736 andrew.gallo@bingham.com steven.taibl@bingham.com Attention: Andrew Gallo, Esq. and Steven Taibl, Esq.

if to Seller to:	Distributed Energy Systems Corp. 10 Technology Drive Wallingford, Connecticut 06492 Telecopier: (203) 949-8017 Attention: Peter Tallian, Chief Financial Officer

with a copy to Seller’s counsel	Cole, Schotz, Meisel, Forman & Leonard, P.A. Court Plaza North 25 Main Street Hackensack, New Jersey 07602 Telecopier: (201) 678-6271 Attention: Marc P. Press, Esq.

or, in each case, at such other address as may be specified in writing to the other parties.

Section 9.3. Expenses. Other than as set forth in this Agreement, each of Seller and Purchaser will bear their respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.4. Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties. Each Exhibit and Schedule attached hereto shall be considered incorporated into this Agreement.

Section 9.5. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made therein, without regard to rules of conflicts of law, except to the extent susperseded by the Bankruptcy Code.

Section 9.6. Binding Effect; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.7. Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, except that at or prior to the Closing, Purchaser may assign its rights and delegate its duties under this Agreement to one or more Affiliates; provided that such assignment shall not discharge the obligations and liabilities of Purchaser hereunder.

Section 9.8. Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

Section 9.9. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 9.10. Post Closing Access to Books and Records. For a period of six (6) years after the Closing Date, Purchaser shall make available to Seller all books and records of Seller which Purchaser acquired pursuant to this Agreement during normal business hours for copy (at Seller’s expense), examination and review for any tax related, regulatory or litigation purposes; provided, however, that Seller shall pay Purchaser for any costs incurred by Purchaser in connection therewith, and that such examination shall not unduly interfere with the operation of Purchaser’s business; and further provided, that all such books and records shall be used only for the purpose set forth above.

Section 9.11. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. Delivery of an electronic counterpart shall be effective as delivery of a manually executed counterpart.

Section 9.12. Exclusive Jurisdiction. Purchaser and Seller agree that all disputes arising hereunder shall, prior to the issuance of a final decree from the Bankruptcy Court closing the Bankruptcy Case, be resolved by the Bankruptcy Court which shall have exclusive jurisdiction over all disputes and other matters relating to the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto, and Purchaser expressly consents to and agrees not to contest such exclusive jurisdiction. If the Bankruptcy Court does not have or abstains from exercising such jurisdiction, Purchaser expressly consents to and agrees not to contest the non-exclusive jurisdiction of the courts of the State of Delaware and, to the extent permitted by applicable law, of any Federal Court, in each case located in the state of Delaware.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Peter Tallian
Name:	Peter Tallian
Title:	Chief Financial Officer

F9 INVESTMENTS:

By:	/s/ Thomas Sullivan
Name:	Thomas Sullivan
Title:	President